Exhibit 99.1
Capital Senior Living Corporation Announces
Second Quarter 2021 Results
DALLAS – August 12, 2021 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s leading owner-operators of senior housing communities, announced results for the second quarter of 2021.
Highlights
•The Company announced a strategic investment from Conversant Capital and a proposed rights offering to strengthen its financial profile and raise up to $152.5 million.
•July marks the fifth month of consecutive occupancy growth for the Company with average occupancy at 80.4%, an increase of 510 basis points from the pandemic low average monthly occupancy of 75.3% in February of 2021. July month-end spot occupancy was 81.8%.
•For the Company’s 60 owned communities, revenue in the second quarter of 2021 increased $1.3 million or 2.8% compared to the first quarter of 2021.
•COVID-19 resident vaccination rates are over 90%.
•The Company completed the transition of legal ownership of six communities back to Fannie Mae, recording a gain on extinguishment of debt of $67.2 million.
•Subsequent to the end of the second quarter, the Company executed a one year extension of the $40.5 million loan agreement with BBVA covering three of the Company's properties with the option to extend an additional six months.

“We are pleased with the continued sequential growth in occupancy and revenue across our portfolio of high-quality senior living communities,” said Kimberly S. Lody, President and Chief Executive Officer. “This is a pivotal time for Capital Senior Living, and we believe that the combination of improvements in operating performance, along with our recently announced investment from Conversant Capital, will enable the Company to catalyze earnings growth and position the Company to create long-term value for our residents, employees and shareholders.”

Consolidated Financial Results - Second Quarter 2021

	Quarter Ended June 30			First Quarter 2021	Sequential increase (decrease)
	2021	2020	Increase (decrease)
Resident revenue	$46,649	$99,442	$(52,793)	$45,202	$1,447
Management fees	763	$159	604	$1,186	(423)
Operating expenses	37,568	71,307	(33,739)	36,758	810
General and administrative expenses	8,839	6,473	2,366	7,187	1,652
Gain on extinguishment of debt, net	67,213	—	67,213	46,999	20,214

Net income (loss)	$49,078	$(12,753)	$61,831	$38,844	$10,234

Average Occupancy	78.1%	77.6%	0.5%	75.5%	2.6%

Second Quarter 2021 Results Compared to Second Quarter 2020
When comparing the second quarter of fiscal 2021 to the second quarter of fiscal 2020, the Company generated resident revenue of approximately $46.6 million compared to resident revenue of approximately $99.4 million, respectively, representing a decrease of approximately $52.8 million, or 53%.  The decrease in revenue is generated from significant property dispositions throughout 2020, including: (1) the sale of two owned properties, one of which transitioned to a management agreement with the successor owner; (2) the transition of 39 leased communities to different operators in conjunction with the Company exiting its master lease agreements; and (3) the process of transferring legal ownership of 18 communities to Fannie Mae, the holder of nonrecourse debt related to such communities. Together, these actions accounted for a decrease in revenue of approximately $39.2 million. The remaining decrease was primarily due to the COVID-19 occupancy loss and small reductions in average monthly rent as a result of one-time concessions granted to new residents.
The decreases in resident revenue were partially offset by increases in management fees and community reimbursement revenue of $0.6 million and $8.3 million, respectively, which were due to the Company’s management of 15 communities during the second quarter of 2021.
Total expenses were $66.1 million in the second quarter of fiscal 2021 compared to $103.0 million in the second quarter of fiscal 2020, representing a decrease of $36.9 million, or 36%. This decrease is primarily the result of a $33.7 million decrease in operating expenses, a $6.5 million decrease in facility lease expenses, a $7.3 million decrease in depreciation expense, partially offset by a $8.3 million increase in community reimbursement expense and a $2.4 million increase in general and administrative expenses.
The quarter-over-quarter decrease in operating expenses of $33.7 million is primarily due to a $23.8 million decrease in labor and employee-related expenses, a $3.0 million decrease in food expense, a $2.5 million decrease in utilities, and a $4.4 million decrease in all other operating expenses, all of which were primarily due to the disposition of communities since the second quarter of 2020.
The increase in general and administrative expenses of $2.4 million is primarily due to $2.8 million higher employee benefits and health insurance claims, $0.9 million in travel and other expenses, $0.4 million in contract labor and consulting expenses, partially offset by reductions of approximately $1.0 million labor related expenses, and $0.7 million reduction in transaction costs related to lease amendments and terminations in the second quarter of the prior year.
The gain on extinguishment of debt of $67.2 million relates to the de-recognition of notes payable and liabilities as a result of the completion of the transition of the legal ownership of six of the Company's communities back to Fannie Mae, the holder of the non-recourse debt related to such properties, during the three months ended June 30, 2021.
The Company reported net income and comprehensive income of $49.1 million for the second quarter of 2021, compared to net loss and comprehensive loss of $12.8 million for the second quarter of 2020.
Adjusted EBITDAR for the second quarter of 2021 was $2.0 million. Adjusted EBITDAR excluding COVID-19 expenses was $2.3 million for the second quarter of 2021. Adjusted CFFO was $7.3 million and Adjusted CFFO excluding COVID-19 relief and expenses was $7.1 million for the second quarter of 2021. (See “Non-GAAP Financial Measures of Operating Performance” below).

Second Quarter 2021 Results Compared to First Quarter 2021
Resident revenue for the second quarter of fiscal 2021 increased $1.4 million from the first quarter of fiscal 2021 as a result of an increase in consolidated average occupancy from 75.5% in the first quarter to consolidated occupancy of 78.1% in the second quarter, an increase of 260 basis points, slightly offset by a decrease in average monthly rent from $3,531 in the first quarter of 2021 to $3,518 for the second quarter of 2021. Management fee revenue decreased $0.4 million in the second quarter of fiscal 2021 compared with the first quarter of 2021 primarily due to fewer managed communities in the second quarter of 2021 than compared with the first quarter of 2021.
Operating expenses increased $0.8 million or 2.2% in the second quarter of 2021 compared to the first quarter of 2021 as a result of increased labor, professional fees, food costs and software costs slightly offset by decreases in utilities and service contract costs.

The increase in general and administrative expenses of $1.7 million is primarily due to a $1.0 million higher employee benefits and health insurance claims, $0.4 million in insurance related costs, $0.8 million and legal, professional and transaction related costs, partially offset by reductions of approximately $0.5 million labor related expenses.
The gain on extinguishment of debt in the second quarter of 2021 was higher than the first quarter of 2021 by $20.2 million, which was driven by six community transitions in the second quarter of 2021 compared to three community transitions in the previous sequential quarter. The gain in both periods relate to the de-recognition of notes payable and liabilities as a result of the completion of the transition of the legal ownership of the Company's communities back to Fannie Mae.
The Company reported a $10.2 million increase in net income and comprehensive income in the second quarter of 2021 compared to the first quarter of 2021.

Strategic Investment by Conversant Capital and Proposed Rights Offering to Raise up to $152.5 Million
On July 22, 2021, subsequent to quarter end, the Company entered into an investment agreement with affiliates of Conversant Capital LLC (“Conversant”) to raise up to $152.5 million through (a) the private placement of $82.5 million convertible preferred stock to affiliates of Conversant and (b) a proposed approximately $70 million common stock rights offering to our existing stockholders to allow them to purchase Company common stock at $32.00 per share. Conversant will partially backstop the rights offering up to $42.5 million through the purchase of additional shares of preferred stock and will provide an incremental $25 million accordion for future investment, subject to certain conditions. The proposed transaction is subject to approval by the Company’s stockholders and other customary closing conditions. The Company intends to use the net proceeds of the private placement and rights offering for working capital, to repay debt and to fund accretive growth projects.
The preferred stock will accrue dividends, to be paid in cash or in kind at the Company’s option, at a rate between 11% and 15% to be determined based on the participation in the rights offering. The Convertible Preferred Stock will be convertible into common shares of the Company at an initial conversion price of $40.00 per share.
Further details on the Rights Offering, including the record date and subscription period will be announced by the Company at or prior to the launch of the Rights Offering.
Conversant has also provided interim debt financing in the form of an approximately $17.3 million promissory note that is available to the Company immediately to provide funds for working capital between signing and closing of the private placement. The promissory note accrues interest in cash or in kind at a rate of 15%, provided that $2.295 million of the promissory note which is applied to the payment of fees and expenses in connection with the promissory note and the transactions will bear interest at a rate of 0% until the Outside Date (as defined in the Investment Agreement) and 15% from and after the Outside Date. The promissory note will be converted into Convertible Preferred Stock upon closing of the private placement (or paid down with the proceeds of the private placement).
Subject to the receipt of stockholder approval and the satisfaction of the other closing conditions, the Company expects the private placement and rights offering to close during the fourth quarter of 2021.

Extension of Maturing Bridge Loan
In August 2021, the Company executed a one year extension of the Company’s $40.5 million loan agreement with BBVA, which was previously scheduled to mature in December 2021 and includes the option to extend an additional six months if certain financial criteria are met. The loan agreement extension includes a waiver for non-compliance with certain financial ratios on December 31, 2020, and eliminates the compliance requirements for minimum financial ratios. The extension requires principal payments totaling $5.3 million which will be paid in installments over the term of the extension.

Community Transitions Update
During the second quarter of 2021, the Company completed the transfer of legal ownership of six of the communities back to Fannie Mae. As a result of the legal extinguishment of the debt and liabilities related to those communities, the Company recognized a $67.2 million gain on extinguishment of debt. At June 30, 2021, the Company included $112.7 million in outstanding debt and $6.5 million of accrued interest on the Company’s Consolidated Balance Sheets related to the remaining properties and expects to extinguish all amounts when the ownership transfers are completed.

Liquidity
In addition to approximately $14.6 million of unrestricted cash balances on hand as of June 30, 2021, the Company’s principal sources of liquidity are expected to be cash flows from operations, the private placement of convertible preferred stock and a common stock rights offering as referenced above and additional proceeds from debt refinancings, and/or proceeds from the sale of owned assets. The Company has implemented plans, which include raising capital, and strategic and cash-preservation initiatives, all of which are designed to provide the Company with adequate liquidity to meet its obligations for at least the twelve-month period following the date its financial statements are issued. The Company’s long-term capital requirements are and will be dependent on its ability to access additional funds through the private placement of convertible preferred stock and the common stock rights offering. The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio including debt refinancings, purchases and sales of assets, reorganizations and other transactions. If capital were obtained through the issuance of Company equity, the issuance of Company securities would dilute the ownership of our existing stockholders and any newly issued securities may have rights, preferences, and/or privileges senior to those of our common stock. There can be no assurance that the Company will continue to generate cash flows at or above current levels or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
As of June 30, 2021, the Company was in active discussions with existing and potential lending sources to refinance its bridge loan totaling $31.5 million, which is scheduled to mature in December 2021, and is currently in noncompliance with certain financial covenants. If the Company is unable to extend or refinance its indebtedness prior to scheduled maturity date or resolve the financial covenant breaches, its liquidity and financial condition could be adversely impacted. Even if the Company is able to extend or refinance its maturing bridge loans, the terms of the new financing may not be as favorable to it as the terms of the existing financing. In addition, the amount of mortgage financing available for the Company’s communities is generally dependent on their respective appraised values and performance. Decreases in the appraised values of the Company’s communities, including due to adverse changes in real estate market conditions or their performance, could result in available mortgage refinancing amounts that are less than the communities’ maturing indebtedness. The Company’s inability to obtain refinancing proceeds sufficient to cover maturing indebtedness could adversely impact its liquidity and may cause it to seek alternative sources of financing, which may be less attractive or unavailable.

Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s second quarter of 2021 financial results on Thursday, August 12, 2021 at 2:30 p.m. Eastern Time. To participate, dial 877-407-0989 (no passcode required). A link to the simultaneous webcast of the teleconference will be available at https://www.webcast-eqs.com/register/capitalseniorliving_20210812/en.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 13, 2021 through August 26, 2021. To access the conference call replay, call 877-660-6853, passcode 13721238. The webcast replay will be posted in the Investor Relations section of the Company’s website.

Non-GAAP Financial Measures of Operating Performance
Certain of the financial measures set forth herein are non-GAAP financial measures. Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact are financial valuation measures and Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with the Company’s results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
The Company believes that presenting Adjusted EBITDAR excluding COVID-19 impact and Adjusted CFFO excluding COVID-19 impact is useful to investors to assess certain recent impacts of the COVID- 19 pandemic on the Company’s financial position, results of operations and the non- GAAP financial valuation and performance measures that the Company has historically presented to investors.
Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows

Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.
The Company believes Adjusted EBITDAR excluding COVID-19 impact is a valuable measure as it normalizes the impact of COVID-19 for valuation purposes.
The Company believes that Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of the Company’s primary business. Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.
The Company strongly urges you to review the reconciliation of net income (loss) to Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact and the reconciliation of net income/(loss) to Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company
Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 75 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook, Twitter or LinkedIn.

No Offer or Solicitation /Additional Information and Where to Find It
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The rights offering described in this press release will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, and a prospectus supplement containing the detailed terms of the rights offering to be filed with the SEC. Any offer will be made only by means of a prospectus forming part of the registration statement. Investors should read the prospectus supplement, when available, and consider the investment objective, risks, fees and expenses of the Company carefully before investing. When available, a copy of the prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.
In connection with the Company’s proposed private placement and rights offering described in this press release, the Company intends to file a proxy statement with the SEC. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The information in the preliminary proxy statement will not be complete and may be changed. The definitive proxy statement will be delivered to stockholders of the Company. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.
INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (in each case, if and when available) and other documents containing important information about the Company and the proposed transaction once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge at sec.gov.

Participants in the Solicitation
The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials relating to the proposed transaction to be filed with the SEC when they become available.

Safe Harbor
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company's ability to obtain stockholder approval for the proposed transaction with Conversant; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company's business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19 and highly contagious variants and sub-lineages, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the terms and conditions of its recent forbearance agreements. and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, and Welltower; the Company’s ability to improve and maintain controls over financial reporting and remediate identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.
For information about Capital Senior Living, visit www.capitalsenior.com.
Investor Contact: Kimberly Lody, Chief Executive Officer, at 972-770-5600
Press Contact: media@capitalsenior.com.

Capital Senior Living Corporation
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Resident revenue	$46,649	$99,442	$91,851	$205,058
Management fees	763	159	1,949	215
Community reimbursement revenue	10,130	1,876	25,390	2,333
Total revenues	57,542	101,477	119,190	207,606
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	37,568	71,307	74,326	146,709
General and administrative expenses	8,839	6,473	16,026	12,908
Facility lease expense	—	6,520	—	17,308
Stock-based compensation expense	517	478	683	1,074
Depreciation and amortization expense	9,025	16,321	18,308	32,036
Long-lived asset impairment	—	—	—	35,954
Community reimbursement expense	10,130	1,876	25,390	2,333
Total expenses	66,079	102,975	134,733	248,322
Other income (expense):
Interest income	1	15	5	69
Interest expense	(9,499)	(11,233)	(18,873)	(22,903)
Gain on facility lease modification and termination, net	—	—	—	11,240
Gain on extinguishment of debt	67,213	—	114,212	—
Loss on disposition of assets, net	—	—	(421)	(7,356)
Other income (expense)	(2)	(8)	8,703	(7)
Income (loss) from continuing operations before provision for income taxes	49,176	(12,724)	88,083	(59,673)
Provision for income taxes	(98)	(29)	(161)	(261)
Net income (loss)	$49,078	$(12,753)	$87,922	$(59,934)
Per share data:
Basic net income (loss) per share (1)	$23.81	$(6.25)	$42.68	$(29.47)
Diluted net income (loss) per share (1)	$23.49	$(6.25)	$42.33	$(29.47)
Weighted average shares outstanding — basic (1)	2,061	2,039	2,060	2,033
Weighted average shares outstanding — diluted (1)	2,089	2,039	2,077	2,033
Comprehensive income (loss)	$49,078	$(12,753)	$87,922	$(59,934)
(1)Prior period results have been adjusted to reflect the December 2020 fifteen-for-one Reverse Stock Split.

Capital Senior Living Corporation
Consolidated Balance Sheet
(in thousands)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$14,556	$17,885
Restricted cash	4,982	4,982
Accounts receivable, net	3,970	5,820
Federal and state income taxes receivable	—	76
Property tax and insurance deposits	4,550	7,637
Prepaid expenses and other	5,244	7,028
Total current assets	33,302	43,428
Property and equipment, net	642,003	655,731
Operating lease right-of-use assets, net	219	536
Other assets, net	3,351	3,138
Total assets	$678,875	$702,833
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,922	$14,967
Accrued expenses	43,172	48,515
Current portion of notes payable, net of deferred loan costs	232,060	304,164
Current portion of deferred income	3,964	3,984
Current portion of lease liabilities	197	421
Federal and state income taxes payable	187	249
Customer deposits	754	822
Total current liabilities	298,256	373,122
Lease liabilities, net of current portion	219	533
Other long-term liabilities	3,714	3,714
Notes payable, net of deferred loan costs and current portion	567,346	604,729
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value:
Authorized shares – 4,333; issued and outstanding shares – 2,194 and 2,084 in 2021 and 2020, respectively	22	21
Additional paid-in capital	189,660	188,978
Retained deficit	(380,342)	(468,264)
Total shareholders’ deficit	(190,660)	(279,265)
Total liabilities and shareholders’ deficit	$678,875	$702,833

Capital Senior Living Corporation
Non-GAAP Reconciliations
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Adjusted EBITDAR
Net income (loss)	$49,078	$(12,753)	$87,922	$(59,934)
Depreciation and amortization expense	9,025	16,321	18,308	32,036
Stock-based compensation expense	517	478	683	1,074
Facility lease expense	—	6,520	—	17,308
Provision for bad debts	159	664	524	1,409
Interest income	(1)	(15)	(5)	(69)
Interest expense	9,499	11,233	18,873	22,903
Long-lived asset impairment	—	—	—	35,954
Gain on lease related transactions, net	—	—	—	(11,240)
Gain on extinguishment of debt, net	(67,213)	—	(114,212)	—
Loss on disposition of assets, net	—	—	421	7,356
Other income	2	8	(8,703)	7
Provision for income taxes	98	29	161	261
Casualty losses	679	241	1,059	664
Transaction and conversion costs	238	1,048	146	2,216
Employee placement and separation costs	(41)	112	—	202
Adjusted EBITDAR	$2,040	$23,886	$5,177	$50,147
COVID-19 relief revenue	—	(502)	—	(502)
COVID-19 expenses	220	2,902	1,337	3,193
Adjusted EBITDAR excluding COVID-19 impact	$2,260	$26,286	$6,514	$52,838

Adjusted CFFO
Net income (loss)	$49,078	$(12,753)	$87,922	$(59,934)
Non-cash charges, net	(57,295)	13,034	(93,695)	60,158
Recurring capital expenditures	—	(1,136)	—	(2,272)
Casualty losses	679	241	1,059	664
Transaction and conversion costs	238	1,048	146	2,216
Employee placement and separation costs	(41)	112	—	202
Adjusted CFFO	$(7,341)	$546	$(4,568)	$1,034
COVID-19 relief funds	—	(502)	(8,706)	(502)
COVID-19 expenses	220	2,902	1,337	3,193
Adjusted CFFO excluding COVID-19 impact	$(7,121)	$2,946	$(11,937)	$3,725

Capital Senior Living Corporation
Supplemental Information

	Second Quarter			First Quarter 2021	Sequential increase (decrease)
	2021	2020	Increase (decrease)
Selected Operating Results
I. Continuing community portfolio (1)
Number of communities	60	60	—	60	—
Unit capacity	5,629	5,634	(5)	5,631	(2)
Financial occupancy (2)	78.1%	81.5%	(3.4)%	75.5%	2.6%
Revenue (in millions)	$46.4	$49.6	$(3.2)	$45.2	$1.3
Operating expenses (in millions) (3)	$33.1	$32.0	$1.1	$36.1	$(3.0)
Operating margin	28.7%	35.5%	(6.8)%	20.1%	8.6%
Average monthly rent	$3,518	$3,600	$(82)	$3,531	$(13.0)
II. Managed communities
Number of communities	15	6	9	16	(1)
Management fee revenue	$763	$159	$604	$1,186	$(423)
III. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total variable rate mortgage debt	$122,261	$132,992		$122,742
Total fixed rate debt	$677,860	$788,662		$743,008
Weighted average interest rate	4.6%	4.5%		4.5%
(1)Excludes 9 and 15 properties in the process of transitioning ownership back to Fannie Mae at June 30, 2021 and March 31, 2021, respectively.
(2)Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)Excludes management fees and transaction and conversion costs.